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                                                                    EXHIBIT 5


August 1, 1997


Board of Directors
General Host Corporation
1 Station Place
P.O. Box 10045
Stamford, Connecticut 06904


I am General Counsel of General Host Corporation, a New York corporation ("the Corporation"), and a member of the State Bar of Michigan.

As General Counsel of the Corporation, I have caused to be prepared a Registration Statement on Form S-8 ("the Registration Statement") respecting the issuance and sale pursuant to the General Host Corporation 1996 Stock Incentive Plan ("the Plan") of up to 2,500,000 shares of the Common Stock, par value $1.00 per share, of the Corporation and 2,500,000 rights to purchase Common Stock, related to the shares issuable under the Plan. In addition, I have examined the Plan and such corporate records and documents and other matters as I deemed necessary in order to give this opinion.

Based upon the foregoing, it is my opinion that such shares and rights have been duly authorized and reserved for issuance, and when issued and delivered pursuant to the Plan in accordance with the terms thereof, such shares and rights will be legally issued, fully paid and non-assessable securities of the Corporation, except that if the Corporation finances payment by an optionee of all or a part of the exercise price of such shares and rights, as permitted by the Plan, such shares and rights will be fully paid and non-assessable only upon full payment by the optionee of the exercise price.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ J. Theodore Everingham